Exhibit 99.1

             Knology Reports Fourth Quarter and Full Year
              2006 Results and Provides Outlook for 2007

    WEST POINT, Ga.--(BUSINESS WIRE)--Feb. 21, 2007--Knology, Inc. (NASDAQ-GM: KNOL):

    -- Revenue increased to $66.9 million for the fourth quarter 2006 and to $259.0 million for the full year, representing growth of 11.7% and 12.2%, respectively.

    -- EBITDA, as adjusted, increased to $18.0 million for the fourth quarter 2006 and to $67.3 million for the full year, representing growth of 35.2% and 41.1%, respectively.

    -- Achieved EBITDA margin of 26.9% for the fourth quarter and 26.0% for the full year, representing an increase from 20.7% for the full year 2005.

    -- Free Cash Flow increased to $5.2 million for the fourth quarter 2006 and to $9.7 million for the full year.

    -- Capital expenditures totaled $27.8 million for the year, of which over 70% represents success-based investment.

    -- Added 29,462 net connections for the year with increases in all three service offerings - added 3,146 video connections, 9,757 voice connections and 16,559 data connections.

    -- Business connections grew to over 51,000 as of year end, with business revenue representing approximately 14% of consolidated revenue for the year.

    -- 2007 financial outlook, excluding the planned PrairieWave transaction, reflects revenue of approximately $285 million, EBITDA, as adjusted of approximately $80 million and capital expenditures of approximately $31 million.

    Knology, Inc. (NASDAQ-GM: KNOL) today reported financial and operating results for the fourth quarter and year ended December 31, 2006. Total revenue for the fourth quarter of 2006 was $66.9 million compared to revenue of $65.3 million for the previous quarter and $59.9 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $18.0 million for the fourth quarter of 2006, representing an all-time high for the company. EBITDA, as adjusted, was $17.3 million in the previous quarter and $13.3 million in the fourth quarter of 2005.

    Knology reported a net loss attributable to common stockholders for the fourth quarter 2006 of $7.7 million, or $(0.22) per share, compared with a net loss of $10.5 million, or $(0.30) per share, for the previous quarter and $14.8 million, or $(0.62) per share, for the fourth quarter of 2005. For the full year 2006, Knology reported a net loss attributable to common stockholders of $39.5 million, or $(1.41) per share, compared with a net loss of $55.4 million, or $(2.33) per share, in 2005. The net loss attributable to common stockholders for 2005 included a gain of $8.5 million on the sale of discontinued operations.

    Knology ended the year with 462,311 connections, adding 3,844 connections during the fourth quarter and 29,462 for the full year 2006. Average monthly revenue per connection was $48.42 for the fourth quarter 2006 compared to $47.79 in the previous quarter and $46.39 in the fourth quarter of 2005. Average monthly revenue per connection by product for the fourth quarter was $55.11 for video, $43.41 for voice and $42.83 for data. Video ARPU continued to benefit from the success the Company is having with the sale of advanced video high definition
(HD) and DVR services. Knology experienced significant growth in the deployment of the HD and DVR applications year over year with a 97% increase in HD deployment and a 76% increase in DVR deployment, and ended the year with over 29,000 advanced video subscriptions. While subscriptions to HD and DVR offerings by existing Knology video customers are not recorded as additional connections, they meaningfully improve video ARPU. Average monthly connection churn during the fourth quarter was 2.6%, compared to 2.8% for the same period one year ago.

    Subsequent to year end, Knology announced its planned acquisition of PrairieWave Holdings Inc., a competitive broadband services provider with operations in South Dakota, Minnesota and Iowa, for $255 million in cash, with an expected close date during the second quarter of 2007. The company also announced its plans to finance the PrairieWave transaction, as well as refinance its existing first and second lien term loans, with a proposed new $555 million term loan.

    "We are pleased with the results of the business," said Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. "We are excited about the growth the company experienced in 2006 and look forward to continued organic growth in existing markets. Additionally, we look forward to the upcoming business combination with PrairieWave and the benefits this acquisition should deliver to our shareholders. We continue to be focused on the customer and the fundamentals of our operations in order to drive higher revenue, EBITDA and free cash flow with the ultimate goal of adding shareholder value."

    M. Todd Holt, Chief Financial Officer of Knology, Inc. added, "2006 proved to be a significant year on many fronts. In addition to delivering healthy top line growth along with solid EBITDA and free cash flow results, we were successful creating a more efficient capital structure by converting our preferred securities into common stock and by repricing the first lien term loan during 2006. In addition to the operational benefits we believe the PrairieWave acquisition brings to the table, the proposed financing of this transaction provides an opportunity to further improve our capital structure to maximize free cash flow in the future."

    The Company's financial outlook for 2007, excluding the planned PrairieWave transaction, reflects revenue of approximately $285 million, representing 10% growth; EBITDA, as adjusted of approximately $80 million, representing 19% growth; and capital expenditures of approximately $31 million.

Fourth Quarter Key Operating Metrics


                                           Q4        Q4     % Change
                                          2006      2005   vs. Q4 2005
                                        --------  -------- -----------
Marketable Homes Passed                 758,928   749,853         1.2%

Connections
      Video                             178,618   175,472         1.8%
      Voice
            On-Net                      155,365   145,561         6.7%
            Off-Net                       6,133     6,180       (0.8)%
                                        --------  -------- -----------
                  Total Voice           161,498   151,741         6.4%

      Data                              122,195   105,636        15.7%

Total On-Net Connections                456,178   426,669         6.9%
Total Connections                       462,311   432,849         6.8%

Residential Connections                 411,027   388,111         5.9%
Business Connections                     51,284    44,738        14.6%

Average Monthly Revenue
      Per Connection                   $  48.42  $  46.39
Average Monthly Connection
      Churn                                2.6 %     2.8 %

For full descriptions of the above metrics, please refer to Non-GAAP
 Financial and Operating Measures on page 4 of this release.

    Conference Call and Replay

    Knology has scheduled a conference call to discuss the results of the fourth quarter and full year 2006 and highlight the financial outlook for 2007, which will be broadcast live over the Internet, on Thursday, February 22, 2007 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the conference call over the Internet by visiting Knology's Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology's website at www.knology.com or www.earnings.com for approximately 30 days. Also, two hours after the conclusion of the call, a telephonic replay will be available through midnight on Thursday, March 8, by dialing 1-800-642-1687 or local 706-645-9291.
You will need to refer to Confirmation I.D. # 6116753.

    About Knology

    Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem.

    Knology's fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

    Information about Forward-Looking Statements

    This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. For example, while we have entered into a definitive agreement with PrairieWave, we may not complete the acquisition or we may not complete the transaction in a timely manner. In the event we do not receive the financing necessary to complete the acquisition or if required regulatory or other approvals are not received or the other conditions to closing are not satisfied, the transaction will not be completed. Further, even if we do receive the financing necessary to complete the transaction, it may not be on favorable terms and our capital structure may not be improved. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2005, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

    Definitions of Non-GAAP Financial and Operating Measures

    We provide financial measures generated using generally accepted accounting principles ("GAAP") and using adjustments to GAAP
("Non-GAAP"). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

    In this release, we use the Non-GAAP financial measures EBITDA, as adjusted and EBITDA margin . EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; non-cash stock-based compensation; expenses associated with special litigation and one time severance expense; capital markets activities; adjustment of interest rate cap to market; adjustment of warrants to market; loss on early extinguishment of debt; income from discontinued operations; and other expenses. A reconciliation of EBITDA, as adjusted to net loss for the three month and annual periods ended December 31, 2005 and 2006 is attached to this press release. (EBITDA margin is calculated as EBITDA, as adjusted divided by total revenue for the relevant period.)

    In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capital expenditures and less cash interest paid, net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three month and annual periods ended December 31, 2005 and 2006 is attached to this press release.

    The other operating metrics used in this release include the following:

    -- Marketable Homes Passed - We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. "Marketable homes passed" are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.

    -- Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.

    -- On-net/Off-net connections - All of our video and data connections are provided over our networks. Our voice connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to telephone connections provided over telephone lines leased from third parties.

    -- Average Monthly Revenue Per Connection - The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.

    -- Average Monthly Connection Churn - The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

                            Knology, Inc.
                Consolidated Statements of Operations
                              Unaudited
           (In Thousands, Except Share and Per Share Data)

                      Three Months Ended        Twelve Months Ended
                         December 31,              December 31,
                   ------------------------- -------------------------
                       2006         2005         2006         2005
                    -----------  -----------  -----------  -----------
Operating
 Revenues:
   Video           $    29,589  $    26,722  $   114,884  $   103,039
   Voice                20,988       19,835       82,434       77,602
   Data                 15,534       13,032       58,599       48,453
   Other                   818          350        3,074        1,763
                    -----------  -----------  -----------  -----------
Total Revenue           66,929       59,939      258,991      230,857

Direct costs            19,010       17,564       74,950       69,043
Selling, general
 and
 administrative
 expenses               30,347       29,815      118,763      116,583
Depreciation and
 amortization           17,024       18,217       68,189       74,490
Capital markets
 activity                    0            0        1,623           62
Loss on early
 extinguishment of
 debt                        0            0            0          544
                   ------------ ------------ ------------  -----------
Operating income
 (loss)                    548       (5,657)      (4,534)     (29,865)

Interest income            106          113          365        1,074
Interest expense        (8,162)      (8,631)     (34,087)     (34,719)
(Loss) gain on
 interest rate cap
 agreement                (213)          10          (63)         267
(Loss) gain on
 adjustment of
 warrant to market         (40)         (90)        (464)          37
Other income
 (expense), net             18          (24)          25          (12)
                    -----------  -----------  -----------  -----------
Loss from
 continuing
 operations             (7,743)     (14,279)     (38,758)     (63,218)
Income from
 discontinued ops            0         (195)           0        8,404
                   ------------  ----------- ------------  -----------
Net loss           $    (7,743) $   (14,474) $   (38,758) $   (54,814)
Preferred stock
 dividend                    0         (331)        (747)        (588)
                   ------------  -----------  -----------  -----------
Net loss
 attributable to
 common
 stockholders      $    (7,743) $   (14,805) $   (39,505) $   (55,402)
                    ===========  ===========  ===========  ===========

Basic and diluted
 net loss per
 share
  att. to common
   stockholders    $     (0.22) $     (0.62) $     (1.41) $     (2.33)
                    ===========  ===========  ===========  ===========

Weighted average
 shares
 outstanding        34,767,744   23,804,515   27,931,470   23,751,085
                    ===========  ===========  ===========  ===========


                            Knology, Inc.
                Condensed Consolidated Balance Sheets
                              Unaudited
                            (In Thousands)

ASSETS                                        12/31/2006   12/31/2005
                                              -----------  -----------

Current assets:
Cash and cash equivalents                    $    11,577  $    12,183
Restricted cash                                    1,620        3,537
Accounts receivable customers, net                22,511       19,283
Prepaid expenses and other                         2,509        1,767
                                              -----------  -----------
      Total current assets                        38,217       36,770

Property, plant & equipment, net                 243,831      285,638
Investments                                        1,243        1,243
Debt issuance costs, net                           9,912        8,764
Interest rate cap agreement                        1,474        1,537
Goodwill, intangible assets and other             41,884       41,582
                                              -----------  -----------

      Total assets                           $   336,561  $   375,534
                                              ===========  ===========

LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities:
Current portion of notes payable             $     2,302  $     2,241
Accounts payable                                  19,076       20,010
Accrued liabilities                               15,525       18,620
Unearned revenue                                  10,984       10,134
                                              -----------  -----------
      Total current liabilities                   47,887       51,005

Notes payable                                    270,711      270,882
Warrants                                             590          285
                                              -----------  -----------
      Total liabilities                          319,188      322,172

Redeemable convertible preferred stock                 0       19,851

Common stock                                         348          242
Additional paid in capital                       584,017      561,503
Accumulated deficit                             (566,992)    (528,234)
                                              -----------  -----------
      Total stockholders' equity                  17,373       33,511
                                              -----------  -----------
         Total liabilities and stockholders'
          equity                             $   336,561  $   375,534
                                              ===========  ===========

 Reconciliation of EBITDA, As Adjusted and Free Cash Flow to Net Loss
                              Unaudited
                            (In Thousands)

                            Three months ended   Twelve months ended
                               December 31,          December 31,
                           -------------------- ----------------------
                             2006       2005        2006       2005
                            -------    --------   ----------  --------



Net loss                   $(7,743)  $ (14,474)  $  (38,758) $(54,814)
Depreciation and
 amortization               17,024      18,217       68,189    74,490
Non-cash stock-based
 compensation                  407         704        2,025     2,101
Special litigation fees
 and one-time severance          0          31            0       380
Capital markets activity         0           0        1,623        62
Interest expense, net        8,056       8,518       33,722    33,645
Adjustment of interest
 rate cap to market            213         (10)          63      (267)
Adjustment of warrants to
 market                         40          90          464       (37)
Loss on early
 extinguishment of debt          0           0            0       544
Income from discontinued
 operations and other          (18)        219          (25)   (8,392)
                            -------    --------   ----------  --------
EBITDA, as adjusted        $17,979    $ 13,295   $   67,303  $ 47,712
                            =======    ========   ==========  ========
Cash interest paid, net     (6,747)     (7,568)     (29,821)  (29,852)
Capital expenditures        (6,067)    (10,315)     (27,821)  (31,613)
                            -------    --------   ----------  --------
Free cash flow             $ 5,165    $ (4,588)  $    9,661  $(13,753)
                            =======    ========   ==========  ========


    CONTACT: Knology, Inc.
             M. Todd Holt, 706-645-8752
             Chief Financial Officer
             todd.holt@knology.com